                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          The Nostalgia Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or Item 22(a)(2) of
    Schedule 14A.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                          THE NOSTALGIA NETWORK, INC.
                        650 MASSACHUSETTS AVENUE, N.W.
                            WASHINGTON, D.C. 20001
                            _______________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 25, 1997


TO THE STOCKHOLDERS:

     The 1997 Annual Meeting of Stockholders of The Nostalgia Network, Inc. will be held at the offices of the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001 on June 25, 1997 AT 11:00 a.m. local time, for the following purposes:

     1. to elect ten directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

     2.   to ratify the appointment of independent accountants for 1997;

     3. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 21, 1997 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible.


April 30, 1997                        By order of the Board of Directors


                                      /s/ Squire D. Rushnell

                                      Squire D. Rushnell
                                      President

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

                    1997 ANNUAL MEETING OF STOCKHOLDERS OF
                          THE NOSTALGIA NETWORK, INC.

                               TABLE OF CONTENTS
                                                                   Page

     INTRODUCTION...............................................     1

     ITEM 1. ELECTION OF DIRECTORS..............................     1
       Nominees.................................................     1
       Directors Not Nominated for Re-Election..................     5
       Meetings of the Board of Directors and Committees........     5
       Directors' Compensation..................................     6

     ITEM 2. RATIFICATION OF APPOINTMENT OF
             INDEPENDENT ACCOUNTANTS............................     6

     OTHER MATTERS..............................................     6

     VOTE REQUIRED..............................................     7

     SECURITY OWNERSHIP OF MANAGEMENT
       AND CERTAIN BENEFICIAL OWNERS............................     7

     EXECUTIVE COMPENSATION.....................................     9
       Summary Compensation.....................................     9
       Stock Option Grants......................................    10
       Stock Option Exercises...................................    10
       Employment Contracts, Termination of Employment and
        Change-in-Control Arrangements..........................    10
       Compensation Committee Interlocks and
        Insider Participation...................................    11
       Comparative Stock Performance............................    12
       Report of the Board of Directors on
        Executive Compensation..................................    12
       Compliance with Reporting Requirements of
        Section 16(a) of the Securities Exchange Act of 1934....    13

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............    13

     OTHER INFORMATION..........................................    16

     STOCKHOLDER PROPOSALS......................................    16



                                      (i)

                                 INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of The Nostalgia Network, Inc. (the "Company") for use at the Company's 1997 Annual Meeting of Stockholders (the "Meeting"), at the offices of the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001, on June 25, 1997 at 11:00 a.m., and at any adjournment thereof, for the purposes set forth in the foregoing notice of the meeting. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders for the year ended December 31, 1996 are first being sent to stockholders on or about April 30, 1997.

     At the close of business on April 21, 1997, the Company had outstanding 20,274,371 shares of Common Stock, par value $0.04 per share ("Common Stock"), and 3,250 shares of Preferred Stock, par value $2.00 per share ("Preferred Stock"). Each stockholder is entitled to one vote per share of Common Stock and one hundred votes per share of Preferred Stock registered in such stockholder's name on the books of the Company as of the close of business on April 21, 1997. The Preferred Stock will vote with the Common Stock as a single class on all matters expected to come before the Meeting, with the result that a maximum of 20,599,371 votes may be cast on any such matter.

     Any duly executed proxy received prior to the closing of the polls during the Meeting will be voted in the manner specified on the proxy. If no direction is indicated on a proxy, it will be voted to elect as Directors the nominees listed in this Proxy Statement. A proxy given pursuant to this solicitation may be revoked by a stockholder of record at any time before it is voted either by delivering a written notice of revocation bearing a date later than the proxy or a subsequent, duly-executed proxy relating to the same shares to the Secretary of the Company or by voting in person at the Meeting. Materials intended for the Secretary of the Company should be mailed to the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001. The Company's telephone number is
(202) 289-6633.

                         ITEM 1. ELECTION OF DIRECTORS

NOMINEES

     Ten nominees, including nine incumbent members of the Board of Directors and one additional nominee, have been nominated for election as Directors at the Meeting, each to serve until the next annual meeting of stockholders of the Company, and until his or her successor is duly elected and qualified. All nominees for election have indicated their willingness to serve, but if any of them should decline or be unable to serve as a Director, it is intended that the enclosed proxy will be voted for the election of such person or persons as are nominated as replacements.

                    THE BOARD RECOMMENDS THAT STOCKHOLDERS
                 VOTE FOR THE ELECTION OF EACH OF THE NOMINEES

     Certain information concerning each of the nominees for election as a Director is set forth below, including the nominee's age as of the date of this Proxy Statement, position with the Company, other recent business experience and period of service as a Director of the Company:

CHRISTOPHER A. CATES, 42                             Director since October 1990

     Mr. Cates has served as Senior Vice President/General Manager of Atlantic Video, Inc. ("AVI") which is engaged in the production and recording of videotapes, the provision of post-production services and related activities since July 1989, and since March 1992, he has served as President of Pyramid Video, Inc. ("PVI"), a subsidiary of Concept Communications, Inc. ("Concept") which is engaged in satellite transmission services, the production and recording of videotapes, the provision of post-production services and related activities. From December 1985 to July 1989, Mr. Cates served as Vice President/General Manager of Glendale Studios, a television production company. From December 1983 to May 1985, Mr. Cates acted as a free lance producer and consultant. During 1996, AVI, PVI and their affiliates had substantial dealings with the Company. See Certain Relationships and Related Transactions.

FLOYD CHRISTOFFERSON, 43                                Director since June 1995

     Mr. Christofferson has served as President of Manhattan Center Studios ("Manhattan"), a multimedia group, since November 1994. From 1990 through 1994, he was a senior partner and creative director in Delta Imaging, a computer graphics firm. From 1989 to 1993, Mr. Christofferson was a general partner in Alapitvany Kiado, kft., a Hungarian/U.S.A. joint venture publishing firm. From February 1985 to February 1989, he was an associate publisher for the Middle East Times in Athens, Greece and, prior to that, was a foreign correspondent for various newspapers around the world. Manhattan Center Studios and Middle East Times are affiliates of AVI. During 1996 Manhattan and its affiliates had significant dealings with the Company. See Certain Relationships and Related Transactions.

DIANNE M. FAURE, 40                                     Director since June 1995

     Ms. Faure is an attorney and, since October 1989, has worked in the
areas of health care, insurance and contract law.   During this time, she has
also served as a board member to numerous civic and nonprofit associations.
From August 1988 to October 1989, she was an Attorney-Advisor specializing in Title VIII of the Civil Rights Act at the United States Commission on Civil Rights in Washington D.C. From January 1988 to August 1988, she was Legal Counsel at the Coalition for Religious Freedom, a nonprofit corporation located Alexandria, Virginia which tracks case law and legislation as they impact upon First Amendment religious rights. From February 1986 to May 1987, she was Assistant General Counsel in the Office of General Counsel at the Legal Services Corporation in Washington, D.C., specializing in administrative, regulatory and contract compliance law.

DONG MOON JOO, 51                                    Director since October 1992

     Mr. Joo became a Director and President of Concept in April 1993. Mr. Joo has been President and Chief Executive Officer of The Washington Times Corporation and its parent company, News World Communications, Inc. ("NWC"), since September 1992. He was Executive Vice President of those companies from July 1991 until September 1992. Those companies publish numerous newspapers and periodicals, including THE WASHINGTON TIMES, INSIGHT, THE WORLD & I, THE MIDDLE EAST TIMES and

NOTICIAS DEL MUNDO. For at least three years prior to July 1991, Mr. Joo ran the division of NWC, Inc. that published THE WORLD & I. Since April 1991, Mr. Joo has also served as President of the corporate general partner of Washington Television Center Limited Partnership ("WTC"), which owns a multi-purpose building in Washington, D.C., including office space and television production facilities, where the Company has its executive offices. Mr. Joo serves as President and a Director of AVI, NWC, Crown Capital Corporation ("Capital"), Crown Communications Corporation ("Crown"), and Concept. Concept, AVI and WTC all had substantial transactions with the Company in 1996. See Certain Relationships and Related Transactions.

MASAHISA KOBAYASHI, 56                             Director since September 1994

     Since September 1993, Mr. Kobayashi has served as Vice President and Chief Financial Officer of True World Group, Inc. (formerly International Oceanic Enterprises, Inc.), a company engaged in processing and wholesaling of seafood products. Since January 1994, he has been an officer of Daikoku Restaurant, Inc., a restaurant company. Since February 1993, Mr. Kobayashi has been an officer of Katsuayo Restaurant, Inc., a restaurant company. From August 1985 to March 1993 he was President of GM Bridge Corporation, an investment holding company. From January 1992 to September 1993, Mr. Kobayashi was an independent financial consultant. From January 1989 to January 1992, Mr. Kobayashi was Controller of the New York office of Happy World America, Inc., a seafood products trading company. True World Group is an affiliate of AVI. See Certain Relationships and Related Transactions.

WILLIAM H. LASH, III, 36                            Director since December 1994

     Since March of 1996 Professor Lash has been Associate Dean of the George Mason University School of Law and Director of that law school's Center for Law and Economics. From August 1994 until March 1996 he was Associate Professor of Law at George Mason. From August 1990 to July 1994, Professor Lash was Assistant Professor of Law at the Saint Louis University School of Law. Since November 1993 he has been an Adjunct Fellow of the Center for the Study of American Business at Washington University. From 1989 through 1990 Professor Lash was an Assistant Professor of Law at the Western New England College School of Law. From August 1986 to February 1988 and August 1988 to July 1989, he was an attorney in the Washington, D.C., office of Fried, Frank, Harris, Shriver & Jacobson. Professor Lash served as Counsel to the Chairman of the United States International Trade Commission from February 1988 to August 1988.

SQUIRE D. RUSHNELL, 58                                                   Nominee

     Since June 1996 Mr. Rushnell has served as the Company's President and Chief Executive Officer. From August 1995 to December 1995 Mr. Rushnell was President and Co-Founder of Our Time Television, Inc. a former cable television network targeted to emerging baby boomers. From January 1990 to March 1996
Mr. Rushnell has served as President of Rushnell Communications and Publishing, Inc. producing programming for broadcast networks and syndication. From September 1969 to December 1989 Mr. Rushnell served as a top program executive with the ABC Television Network. In December 1995 Mr. Rushnell resigned all positions and disposed of all stock ownership in Our Time Television, Inc. In December, 1996, Our Time Television, Inc. filed for bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York.

AMBASSADOR PHILLIP SANCHEZ, 67                     Director since September 1994

     Since February 1987, Ambassador Sanchez has served as Vice President of NWC which publishes numerous newspapers and periodicals. Ambassador Sanchez is currently the Publisher of NOTICIAS DEL MUNDO, a national Spanish-language daily newspaper. From 1975 to 1977, Ambassador Sanchez served as the U.S. Ambassador to the Republic of Colombia, and from 1973 to 1975, he served as the U.S. Ambassador to the Republic of Honduras. Ambassador Sanchez was National Director of the U.S. Office of Economic Opportunity ("OEO") from 1971 to 1973 and Assistant Director (Operations) of OEO during 1971. He is a Director of the International Security Council, President of CAUSA USA and Vice President of the American Freedom Coalition. Ambassador Sanchez is the Chairman of the Board of Trustees of the National Hispanic University (located in San Jose, California) and serves on the board of Trustees of the University of the Americas (located in Mexico City), the University of Bridgeport (located in Bridgeport, Connecticut) and the West Coast University (located in Los Angeles). NWC is an affiliate of AVI. See Certain Relationships and Related Transactions.

JOSETTE SHINER, 42                                 Director since September 1994

     Ms. Shiner has served NWC as Managing Editor of THE WASHINGTON TIMES since September 1992, as Deputy Managing Editor of that newspaper from May 1985 to September 1992, as Assistant Managing Editor of that newspaper from April 1984 through April 1985 and as Features Editor of that newspaper from February 1982 to April 1984. As Managing Editor, she is responsible for managing a staff of approximately 250 people and for planning and directing the daily coverage of THE WASHINGTON TIMES. Ms. Shiner has served as a reporter or editor for eighteen years, during which she has covered the White House, presidential campaigns and conventions, Congress and the State Department, and has interviewed many world leaders. Ms. Shiner is a member of the Council on Foreign Relations, the American Society of Newspaper Editors, the National Press Club and the advisory board of the United Negro College Fund. NWC is an affiliate of AVI. See Certain Relationships and Related Transactions.


ROBERT J. WUSSLER, 60                                Director since January 1995

     Since June 1995 Mr. Wussler has served as President and Chief Executive Officer of Affiliate Enterprises, Inc., a television syndication company. Mr. Wussler also serves as President and Chief Executive Officer of The Wussler Group, a world-wide media consulting group, since February 1992. From September 1989 to January 1992, Mr. Wussler served as President and Chief Executive Officer of COMSAT, an international telecommunications business. Mr. Wussler is former President of CBS Television, CBS Sports and former Senior Vice President of Turner Broadcasting System, Inc. Mr. Wussler serves as a director of Cafe USA, an advertiser supported television network broadcast to food courts of major shopping malls throughout the United States. Mr. Wussler also serves on the Boards of Ed Net, a company specializing in compressed audio and video technology; Viscorp, a company specializing in internet broadcasting services technology; and Beechport, a company specializing in arena promotions.

DIRECTORS NOT NOMINATED FOR RE-ELECTION.

DAVID C. CRANE, 50                                      Director since June 1996

     Mr. Crane has served since March 1997 as an owner, director and Executive Vice President of operations and engineering for VITAC Corporation, a company specializing in closed captioning for the hearing impaired. From January 1994 to February 1997 he was President of Potomac Television/Communications, Inc. ("Potomac"), a video news, studio, post and field production company. From May 1990 to January 1994 he was Vice President of Operations and Technical Services for Potomac. From January 1988 to May 1990 he was Director of Operations and Engineering for KLM Video, a video post-production company. Potomac is a subsidiary of Concept. During 1996 Potomac and its affiliates had substantial dealings with the Company. See Certain Relationships and Related Transactions.

     There exists no family relationship between any of the director-nominees or between any of such nominees and any executive officer of the Company, except that SQuire Rushnell is both a director-nominee as well as President and Chief Executive Officer of the Company.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has established four permanent committees of the Board -- an Executive Committee, a Finance Committee, an Audit Committee, and a 144 Committee. The Board has established no nominating or compensation committee.

     The Executive Committee, composed of Directors Joo, Cates, and Christofferson, is authorized to exercise the powers of the Board of Directors in the oversight of management and of the business affairs of the Company during intervals between the meetings of the Board of Directors.

     The Finance Committee, composed of Directors Shiner and Wussler, was created to work with Management in recommending policy to the Board on all areas of the Company's finances, including budget, compensation policy, stock option plans, and other financially related matters.

     The Audit Committee, composed of Directors Christofferson and Kobayashi, recommends the appointment of independent public accountants for the Company; receives audit reports and financial statements of the Company; and reviews the plan, scope and results of the audit of the Company's financial statements, the fees for services performed and the adequacy of internal control systems with
the independent public accountants.   The Audit Committee met two times during
the year.

     The 144 Committee, composed of Directors Wussler and Lash, considers proposed transactions that may come within the scope of Section 144 of the Delaware General Corporation Law, which relates to transactions in which directors or officers of a Delaware corporation may have a direct or indirect financial interest. In 1996, the 144 Committee approved the loan arrangements between the Company and Concept as well as the loan agreements between the Company and Crown. See Certain Relationships and Related Transactions.

     The Board of Directors held seven regular and three special meetings during 1996. Each of the incumbent directors attended at least 75% of the total number of meetings of the Board and each committee on which he or she served.

DIRECTORS' COMPENSATION

     The Company reimburses Directors for costs and expenses in connection with their attendance and participation at Board of Directors meetings and for other travel expenses incurred on the Company's behalf. In addition, the Company compensates each non-employee Director $3,000 per quarter for his efforts on the Company's behalf, with additional compensation for attendance at Board meetings. Each quarter, the non-employee Directors receive $1,000 for attendance (telephonically or in person) at Board meetings and reimbursement of expenses if attendance is in person. Additionally, as provided for in the 1996 Stock Option Plan, each Director received grants of options for the purchase of 3,000 shares of Common Stock of the Company at $0.27 per share, vesting ratably over three years. The Company compensates members of the Audit Committee an additional $1,000 per quarter. The Company compensates members of the 144 Committee $2,000 per quarter for work on that committee and $200 per hour, with a limit of $15,000, for work on the private placement of Company stock.

                    ITEM 2. RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of its Audit Committee, has appointed BDO Seidman, LLP as independent public accountants to audit the financial statements of the Company for 1997. Although ratification by stockholders is not required, the Board of Directors requests that stockholders ratify this appointment. If ratification is not obtained, the Board will reconsider this appointment.

     The Company has been advised that representatives of BDO Seidman, LLP will be present at the Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and respond to appropriate questions.

                    THE BOARD OF DIRECTORS RECOMMENDS THAT
                      STOCKHOLDERS VOTE FOR THIS PROPOSAL

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any matter before the Meeting other than as stated in this Proxy Statement, and is not aware of any other matter that may be presented for action at the Meeting. If any other matter comes before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

                                 VOTE REQUIRED

     The Company's Bylaws provide that the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting, present in person or by proxy, will constitute a quorum, and that the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting will decide any question brought before the Meeting, unless a greater proportion or number of votes is required by law or by the Company's Certificate of Incorporation or Bylaws. The election of directors and the ratification of the appointment of independent accountants will each require the affirmative vote of a majority of the shares present at the Meeting. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Company stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

     Concept has indicated that it intends to vote all shares over which it has voting power to elect as Directors the ten nominees listed above. Concept has voting power over shares having at least 14,432,417 votes, or approximately 70.1% of the votes entitled to be cast at the Meeting. The Board of Directors expects that Concept's voting of such shares at the Meeting as it has indicated will constitute a quorum for the Meeting and will cause the nominees for whom Concept votes to be elected as Directors.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of April 21, 1997, the number of shares of Common Stock and Preferred Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by each current executive officer named in the Summary Compensation Table on page 9, by each current director or nominee for director of the Company, by all directors and executive officers as a group, and by all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of the outstanding Common Stock or Preferred Stock.


                                                     Common Stock                    Preferred Stock
                                                     ------------                    ---------------
                                                               Percent of                         Percent of
                                                Number of      Outstanding        Number of       Outstanding
     Name of Beneficial Owner(1)                 Shares          Shares            Shares           Shares
    ----------------------------                ---------      -----------        ---------       -----------
NAMED EXECUTIVE OFFICERS

    SQuire D. Rushnell................           209,960(2)        1%                -0-               0%
    John G. Heim......................                  -0-        0%                -0-               0%

DIRECTORS AND NOMINEES
   Christopher A. Cates...............            20,000(3)        *                 -0-               0%
   Floyd Christofferson...............                  -0-        0%                -0-               0%
   David C. Crane.....................                  -0-        0%                -0-               0%
   Dianne M. Faure....................                  -0-        0%                -0-               0%
   Dong Moon Joo......................                  -0-        0%                -0-               0%
   Masahisa Kobayashi.................                  -0-        0%                -0-               0%
   William H. Lash, III...............                  -0-        0%                -0-               0%
   Phillip Sanchez....................                  -0-        0%                -0-               0%
   Josette Shiner.....................                  -0-        0%                -0-               0%
   Robert J. Wussler..................                  -0-        0%                -0-               0%

ALL DIRECTORS AND EXECUTIVE OFFICERS
AS A GROUP (12 PERSONS)...............           229,960         2.2%                -0-               0%

NAME AND ADDRESS OF
OTHER 5% HOLDERS
 Concept Group (4)....................        14,647,422(5)     70.6%             2,500             76.9%
 650 Massachusetts Ave., NW
 Washington, DC 20001

 Charles Potter.......................           123,285(6)        *                750             23.1%
 475 Sunset Avenue
 Haworth, NJ 07641

--------------------
*   Less than one percent.

(1) Unless otherwise indicated, each person included in the table has sole power to vote, or dispose or direct the disposition of, all shares beneficially owned, subject to applicable community property laws.

(2) Includes 209,960 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. Rushnell. Excludes 629,880 shares for which options would vest in December 1997, September 1998 and June 1999 if Mr. Rushnell remains with the Company.

(3) Includes 20,000 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. Cates.

(4) Concept Group consists of Concept, Crown and Capital, which constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. Crown has informed the Company that it is a subsidiary of Capital, and Concept has informed the Company that it is a subsidiary of Crown. Concept, Crown and Capital have informed the Company that they share voting and dispositive power with respect to all shares as to which Crown and Concept are record holders.

(5) Includes 13,182,417 shares of Common Stock, 215,005 shares of Common Stock that could be acquired upon the exercise of warrants, 250,000 shares of Common Stock that may be acquired upon the conversion of 2,500 shares of Preferred Stock, all of which are held of record by Concept. Also includes
     1,000,000 shares of Common Stock which is held of record by Crown.   The
     Concept Group claims sole voting and dispositive power with respect to such shares.

(6) Includes 75,000 shares of Common Stock issuable upon conversion of 750 shares of Preferred Stock held of record by Mr. Potter.
____________________

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1994, 1995 and 1996 of those persons serving as the Company's chief executive officer or acting in a similar capacity in 1996. During 1996, no other executive officer of the Company received total annual salary and bonus in excess of $100,000. No restricted stock awards or stock appreciation rights ("SARs") have been granted at any time in prior years.

                          SUMMARY COMPENSATION TABLE

                                              Annual Compensation
                                    --------------------------------------
          Name and                                          Other Annual      All Other
     Principal Position        Year  Salary($)  Bonus($)   Compensation($)  Compensation($)
     ------------------        ----  ---------  --------   ---------------  ---------------

SQuire D. Rushnell,
Chief Executive Officer (1)    1996  $119,231   $ 50,000               --             --
John G. Heim,
Chief Executive Officer (2)    1996  $178,500         --               --        $80,625(3)
John G. Heim,
Chief Executive Officer (2)    1995  $317,654         --               --             --
John G. Heim,
Chief Executive Officer (2)    1994  $123,750   $150,000               --             --

--------------------
(1) The Company entered into an employment agreement with Mr. Rushnell dated May 13, 1996. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

(2) The Company entered into an amendment of Mr. Heim's employment agreement dated March 1, 1996, providing for early termination of Mr. Heim's employment effective June 30, 1996. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

(3) Consisting of severance payments provided for under the March 1, 1996 amendment to Mr. Heim's employment agreement. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

STOCK OPTION GRANTS

     On May 13, 1996, the Company granted Mr. Rushnell options to purchase 839,840 shares of Common Stock at an exercise price of $0.35 per share. As of December 31, 1996, none of these shares have vested. No SARs, long-term incentives or restricted stock awards have been granted to any of the named executive officers or any other Company employee in 1996.

STOCK OPTION EXERCISES

     The following table summarizes information relating to stock option exercises during 1996 and the number and value of unexercised stock options previously granted to the executive officers named in the Summary Compensation Table. As previously indicated, no SARs have been granted at any time to any of the named executive officers or any other Company employee.

                    AGGREGATE OPTION EXERCISES IN 1996 AND
                     OPTION VALUES AS OF DECEMBER 31, 1996

                                                         Number of Securities                Value of Unexercised
                                                        Underlying Unexercised               In-the-Money Options
                                                      Options at December 31, 1996           at December 31, 1996*
                                                      ----------------------------          ----------------------
                              Shares
                             Acquired
                                on         Value
       Name                  Exercise     Realized     Exercisable    Unexercisable      Exercisable     Unexercisable
       ----                  --------     --------     -----------    -------------      -----------     -------------
SQuire D. Rushnell            None        None             -0-            839,840            $0               $0

____________________
* Based on a stock price of $0.125, which was the average of the high asked and low bid prices reported on December 31, 1996.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     On May 13, 1996, the Company entered into an employment agreement with SQuire D. Rushnell which provided that Mr. Rushnell would hold the offices of President and Chief Executive Officer and that the Company would pay Mr. Rushnell an annual base salary of $200,000, with annual increases of no less than 5%. The Company paid Mr. Rushnell a "benchmark" bonus of $50,000 in advance upon commencement of his tenure as President and Chief Executive Officer. In addition, Mr. Rushnell is entitled to receive annual benchmark bonuses of $50,000, payable quarterly, if the Company attains or exceeds its business plan. Mr. Rushnell is also entitled to receive annual deficit reduction bonuses of 10% of the amount of deficit reduction for the current period compared to that of the prior period. The

Company has also provided Mr. Rushnell with a monthly stipend of $600 for obtaining and maintaining an automobile. Mr. Rushnell is also entitled to receive a severance payment in the event that Concept no longer owns, directly or indirectly, more than 50% of the total voting power of the Company's outstanding shares and Mr. Rushnell is subsequently terminated. The severance payment would equal (i) $250,000 if termination occurs in the first contract year, (ii) $200,000 if in the second year, and (iii) not more than $100,000 if in the third year.

     Pursuant to a Stock Option Agreement dated May 13, 1996, Mr. Rushnell was granted options to acquire 839,840 shares at an exercise price of $0.35 per
share.   The effectiveness of this grant is conditioned on shareholder approval.
The options are nonqualified stock options, and were granted outside the 1996
Stock Option Plan.   The options vest in four equal installments on
February 12, 1997, November 12, 1997, August 12, 1998 and May 12, 1999. They expire on the earliest of (i) May 12, 2006; (ii) 90 days following termination of Mr. Rushnell's employment for cause or resignation by Mr. Rushnell without good cause (unless shareholder approval of the grant has not been obtained at the time of termination or resignation, in which case the 90 day period will run from the date approval is obtained); and (iii) one year following termination by reason of death or disability, termination without cause, termination following a change in control, or resignation by Mr. Rushnell for good reason (unless shareholder approval of the grant has not been approved at the time of the termination or resignation, in which case the one year period will run from the date approval is obtained). Vesting accelerates upon termination without cause, a change in control or resignation by Mr. Rushnell for good reason. Upon a change in control, Mr. Rushnell will be entitled to cancel his options and receive a payment equal to the difference between the exercise price and the higher of the current market price of the stock and the highest price paid to shareholders in the transactions leading to the change in control. Additional options will be granted on each vesting date sufficient to ensure that on such date, the options that vest are sufficient to give Mr. Rushnell the right to acquire 1% of the issued and outstanding stock. The exercise price of the additional options will be based on the average of the bid and asked prices of the stock over the thirty trading day period prior to the vesting date. Mr. Rushnell has registration rights with respect to the resale of the shares to be acquired upon exercise of his options.

     On March 1, 1996, the Company entered into an amendment to Mr. John G. Heim's employment agreement providing for early termination of his employment as President and Chief Executive Officer effective June 30, 1996 and providing for $80,625 in severance payments and continuation of health and other insurance coverage through January 1, 1997. Mr. Heim's options to purchase shares of Common Stock expired without exercise. Mr. Heim's employment agreement, entered into on August 2, 1994, provided that Mr. Heim would hold the offices of President and Chief Executive Officer and that the Company would pay Mr. Heim an annual base salary of $300,000, with annual increases of no less than 5%. The Company paid Mr. Heim a one-time "sign-on" bonus of $150,000 in order to compensate him for the bonus he forfeited by terminating his previous employment. In addition, Mr. Heim was entitled to receive bonuses of $150,000 to $300,000 if the Company attained or exceeded its annual business plan. However, Mr. Heim was not eligible for bonuses for the first two contract years . The Company also provided Mr. Heim with a monthly stipend of $750 for obtaining and maintaining an automobile and $2,000,000 in life insurance. Also on August 2, 1994, the Company granted Mr. Heim options to purchase 839,840 shares of Common Stock at an exercise price of $1.174 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors determines the compensation of, and incentives for, the Company's Chief Executive Officer.

COMPARATIVE STOCK PERFORMANCE

     The following graph indicates the Company's cumulative total return to holders of its Common Stock for the past five years, as compared to the cumulative total return for the Standard & Poor's ("S&P") 500 Composite Stock Index and the S&P Broadcast Media Index, on an annual basis. The comparison assumes $100 was invested on December 31, 1991 in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown on the following graph is not necessarily indicative of future performance.




                              [INSERT GRAPH HERE]






Company/Index                   12/31/91   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
-------------                  ---------  ---------  ---------  ---------  ---------  ---------
The Nostalgia Network, Inc.    $     100  $  120.00  $  190.00  $   72.48  $   20.00  $   10.00
S&P 500 Index                  $     100  $  107.62  $  118.46  $  120.03  $  165.13  $  203.05
S&P Broadcast Media Network    $     100  $  121.73  $  170.76  $  158.55  $  207.55  $  170.13


REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company has no compensation committee or other committee of the Board of Directors performing similar functions. Accordingly, the Board of Directors determines the amount of compensation of, and incentives for, the Company's Chief Executive Officer. The Chief Executive Officer determines the compensation of, and incentives for, the Company's other executive officers. The Board also administers the stock option plans of the Company.

     The base salary, bonus and benefits payable for 1996 to SQuire D. Rushnell, the Company's Chief Executive Officer since May 13, 1996, is fixed under a multi-year employment agreement and option agreement. Mr. Rushnell's employment agreement, dated May 13, 1996, was approved by the Board of Directors. Mr. Rushnell received a benchmark bonus of $50,000 for 1996. The option agreement grants options to acquire 839,840 shares. None of the options vested in 1996.

     Stock options may be granted, at the direction of the Board, under the Company's 1996 Incentive Stock Option Plan (the "1996 Plan") to the Company's executive officers, other employees, independent contractors and agents. The 1996 Plan provides for all remaining reserved shares, as well as any subsequent cancellations of any options currently outstanding, under the 1987 Stock Option Plan (the "1987 Plan") and the 1990 Incentive and Nonqualified Stock Option Plan (the "1990 Plan"), be transferred into the 1996 Plan. The purposes of the Plans are to attract and retain high-quality personnel and strengthen the Company by providing incentives for its success. Under the Plans, stock options are granted for terms not exceeding ten years, with an exercise price equal to (or greater than) the market price of the Common Stock on the date of grant, and typically are granted, subject to vesting, in installments of share amounts over a three year period. The Board awarded options under the 1996 Plan to Directors by formula grants representing 3,000 shares per Director, or 30,000 shares in the aggregate, at an exercise price of $0.27 which will vest over a period of three years.

                 CHRISTOPHER A. CATES      MASAHISA KOBAYASHI
                 FLOYD CHRISTOFFERSON      WILLIAM H. LASH, III
                 DAVID C. CRANE            PHILLIP SANCHEZ
                 DIANNE M. FAURE           JOSETTE SHINER
                 DONG MOON JOO             ROBERT J. WUSSLER


COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of its stock are required to report their beneficial ownership and any changes therein to the SEC. Specific due dates for these reports have been established and the Company is required to report herein any failure to file such reports by those due dates. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1996 fiscal year, all filing requirements applicable to officers, directors and greater than 10% beneficial owners were complied with except that David C. Crane failed to timely file Form 3 when he became a Director. Such filing was made in September 1996.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company had the following transactions directly or indirectly with Directors, executive officers and holders of more than five percent of the Company's issued and outstanding stock since the beginning of 1996:

     Concept and Crown. Throughout 1996, loans from Concept and Crown (together the Company's "Majority Shareholders"), have been the principal source of the Company's capital. The Majority Shareholders provided $2.5 million, $7.5 million and $10 million in financing during 1994, 1995 and 1996, respectively, at rates ranging from 5.31% to 8.59% per annum and secured by a security agreement covering all of the Company's assets. Additionally, the Majority Shareholders have provided up to but not exceeding $19.5 million in debt financing and financing commitments to the Company since January 1, 1997.

  On March 31, 1997, the Company issued promissory notes in the amount of $18,112,194 to Concept and $6,500,000 to Crown in substitution and replacement of the Company's previously issued promissory notes and accrued interest thereon. These notes bear interest at 8.5% per annum and are secured by security agreements covering all of the Company's assets. Interest on the unpaid principal and interest shall compound monthly and is subject to a minimum aggregate monthly payment of $60,000. These notes and all accrued and unpaid interest mature on February 1, 1998.

  On March 31, 1997, in exchange for cash of an equal amount, the Company issued a promissory note to Crown in the amount of $6,000,000 at 8.5% per annum and secured by a security agreement covering all of the Company's assets. Interest, on the unpaid principal and interest, shall compound monthly and this note and all accrued and unpaid interest mature on February 1, 1998.

   In connection with the two substitution and replacement notes, as well as the $6,000,000 loan made on March 31, 1997, the Company entered into certain letter agreements ("Letter Agreements") with the Majority Shareholders. In the Letter Agreements the Company has granted to Concept a right of first refusal in the event that the Company desires to sell to any person or persons, acting in concert in any transaction or series of transactions, more than 500,000 shares of its Common Stock or more than 500 shares of its Preferred Stock. The Letter Agreements also provide that during the term of the loans evidenced by the promissory notes, the Company will not enter into any agreement committing it to spend in excess of $1,000,000 unless such expenditure is provided for in the Company's budget or otherwise approved by the Majority Shareholders. In the Letter Agreements, the Company agrees to provide the Majority Shareholders monthly financial statements and financial information through the maturity of such loans.

   Throughout 1996, Dong Moon Joo was an officer and director of Concept, and a Director of the Company. Directors Christopher A. Cates and David C. Crane were officers of Concept subsidiaries.

   AVI. The Company and AVI are parties to an agreement, as amended, (the "AVI Agreement") under which AVI provides to the Company certain exclusive television production, post-production and master control/uplink services and equipment and leases to the Company 3,000 square feet of office space in AVI's Alexandria, Virginia production facilities. The AVI agreement has a six-year term which expired on September 30, 1996, but continues in effect on a month-to-month basis, and provides for minimum monthly payments to AVI of $75,000, plus payment for office space rental, videotape stock purchases and additional production/post-production services beyond a certain level. The Company is required to purchase a minimum number of hours of such services during each term month at specified rates, which rates, in some instances, vary depending upon the time of day such services are used. The net amount payable to AVI for these additional services with respect to 1996 was approximately $51,219. Under the terms of the AVI Agreement the Company leases approximately 3,000 square feet of office space at a monthly rate of $3,896.

   In March 1992, in connection with payment of amounts then claimed by AVI to be due under the AVI Agreement prior to its amendment, the Company paid $2,000,000 for the benefit of AVI and executed a promissory note in favor of AVI in the principal amount of $305,000, bearing interest at the rate of 2.5 percent per quarter, compounded quarterly, due March 31, 2002 (the "AVI Note"). The AVI Note contains provisions for, inter alia, conversion of the indebtedness into Senior Preferred Stock, which the Company currently is not authorized to issue. Pursuant to a security agreement entered into between the Company and AVI at that time, the Company granted AVI a security interest in (a) $150,000 in specified accounts receivable and certain other accounts and contracts; (b) proceeds thereof; and (c) copies of certain books and records, provided that, as long as the Company was not in default, AVI agreed not to perfect its security interest and to hold for filing the UCC-1 financing statement.

     Throughout 1996, Christopher A. Cates and Dong Moon Joo were officers or directors of AVI and Directors of the Company.

     WTC. The Company's executive offices are located at 650 Massachusetts Avenue, N.W., Washington, D.C., where the Company leases approximately 5,100 square feet of space from WTC. The lease expires in November 1999 and provided for an initial base monthly rent of $12,537. Effective November, 1996 that rent increased to $12,788. All of the interest in WTC is owned by U.S. Property Development Corporation ("USPDC") (99% directly and 1% through a USPDC subsidiary). Throughout 1996, Mr. Dong Moon Joo was an officer and director of USPDC and a Director of the Company. WTC is under common control with AVI.

     Manhattan. The Company utilizes the facilities of Manhattan for both remote and on-site television production on an ad hoc basis. During 1996 the Company incurred $40,000 for services rendered by Manhattan. Throughout 1996, Mr. Floyd Christofferson was an officer of Manhattan and a Director of the Company. Manhattan is under common control with AVI.

     AVI Affiliates. The Company is informed that in addition to WTC a number of other companies (the "AVI Affiliates") are under common control with AVI. These AVI Affiliates include Manhattan, True World Group, Inc., and NWC. Throughout 1996 Mr. Christofferson was an officer of Manhattan and a Director of the Company. Throughout 1996 Mr. Kobayashi was an officer of True World Group, Inc. and a Director of the Company. Throughout 1996 Amb. Sanchez was an officer of NWC and a Director of the Company. Throughout 1996 Ms. Shiner was a senior employee of NWC and a Director of the Company.

     Potomac. The Company utilizes the facilities of Potomac for remote site television production on an ad hoc basis. During 1996 the Company incurred $30,000 for services rendered by Potomac. Throughout 1996, Mr. David Crane was an officer of Potomac and a Director of the Company. Potomac is a subsidiary of Concept.

     PVI. The Company utilizes the facilities of PVI for transmission services on an ad hoc basis. During 1996 the Company incurred $5,000 for services rendered by PVI. Throughout 1996, Mr. Christopher Cates was an officer of PVI and a Director of the Company. PVI is a subsidiary of Concept.

     Concept Affiliates. The Company is informed that in addition to Crown a number of other companies (the "Concept Affiliates") are under common control with Concept. These Concept Affiliates include Crown, Capital, Potomac and PVI. Throughout 1996 Mr. David Crane was an officer of Potomac and a Director of the Company. Throughout 1996 Mr. Christopher Cates was both an officer of PVI and a Director of the Company. Throughout 1996 Mr. Dong Moon Joo was President of Concept, Crown and Capital and a director of Concept, Crown, Capital Potomac and PVI and a Director of the Company.

                               OTHER INFORMATION

     The expense of the Company's solicitation of proxies for the Meeting, including the cost of printing, preparing and mailing the notice of the Meeting, this Proxy Statement and the accompanying proxy card, will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person, by telephone or by facsimile transmission by Directors, nominees, officers and employees of the Company without special compensation therefore. Brokers and other persons holding stock in their names, or in the names of a nominee, will be requested to forward this Proxy Statement and the accompanying material to the beneficial owners of the stock and to obtain proxies, and the Company will defray reasonable expenses incurred in forwarding such material.

     The Company's Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 1996, including financial statements and schedules filed with the Securities and Exchange Commission, accompanies this Proxy Statement. If a stockholder desires an additional copy of that Form 10-K, with exhibits, one will be provided without charge upon written request to the Company.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit written proposals to be considered for stockholder action at the 1998 Annual Meeting of Stockholders of the Company expected to be held in June 1998. To be eligible for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting, stockholder proposals must be received by the Company by December 31, 1997 and must otherwise comply with applicable SEC regulations. Stockholder proposals should be addressed to the Company at its principal place of business, attention: Secretary.

     In addition, the Company's Certificate of Incorporation requires that stockholders wishing to nominate a person for election as a director give written notice to the Company and provide certain information regarding the nominee not less than 14 nor more than 50 days prior to the meeting.

COMMON STOCK

                          THE NOSTALGIA NETWORK, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  Proxy . . . The undersigned stockholder of THE NOSTALGIA NETWORK, INC. (the "Company") appoints STEVEN R. HAWK and MARTIN A. GALLOGLY, or either of them, proxies, with full power of substitution, to vote at the 1997 Annual Meeting of Stockholders of the Company to be held in the Second Floor Conference Room, 650 Massachusetts Avenue, N.W., Washington D.C. 20001 at 11:00 a.m., Wednesday, June 25, 1997, and any adjournment or adjournments thereof, the shares of Common Stock of the Company that the undersigned is entitled to vote, on all matters that may properly come before that meeting.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                     SEE REVERSE SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


  You are urged to cast your vote by marking the appropriate boxes. Please note that, unless a contrary instruction is indicated. this proxy will be voted FOR election of all nominees identified in Item 1.

        FOR                                       WITHHELD
        [_]                                         [_]
1. The election of ten Directors          Nominees: Christopher Cateas,
   for the ensuing year.                  Floyd Christofferson, Dianne Faure,
                                          Dong Moon Joo, Masahisa Kobayashi,
                                          William Lash, Squire Rushnell, Phillip
                                          Sanchez, Josette Shiner, and Robert
                                          Wussler.

For all nominees listed below (except as marked to the contrary) (INSTRUCTION:
TO WITHHOLD YOUR VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, WRITE THE NAMES OF EACH NOMINEE WITH RESPECT TO WHOM YOU CHOOSE TO WITHHOLD AUTHORITY TO VOTE IN THE SPACE PROVIDED BELOW.)

2. Ratification of selection of             FOR        AGAINST     WITHHELD
   BDO Seidman as independent               [_]          [_]          [_]
   accountant.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


SIGNATURE(S) _______________________________________ DATE ______
             ___________________________________________________

IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign full corporate or partnership name by duly authorized oficer or partner.

PREFERRED STOCK

                          THE NOSTALGIA NETWORK, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder of THE NOSTALGIA NETWORK, INC. (the "Company") appoints STEVEN R. HAWK and MARTIN A. GALLOGLY, or either of them, proxies, with full power of substitution, to vote at the 1997 Annual Meeting of Stockholders of the Company to be held in the Second Floor Conference Room, 650 Massachusetts Avenue, N.W., Washington D.C. 20001 at 11:00 a.m., Wednesday, June 25, 1997, and any adjournment or adjournments thereof, the shares of Common Stock of the Company that the undersigned is entitled to vote, on all matters that may properly come before that meeting.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                     SEE REVERSE SIDE

                             PREFERRED STOCK BALLOT


[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


  You are urged to cast your vote by marking the appropriate boxes. Please note that, unless a contrary instruction is indicated, this proxy will be voted FOR election of all nominees identified in Item 1.



1. The election of the following ten Directors for the ensuing year.


                [_] FOR         [_] WITHHELD

Christopher Cates, Floyd Chris tofferson, Dianne Faure, Dong Moon Joo, Masahisa Kobayashi, William Lash, Squire Rushnell, Phillip Sanchez, Josette Shiner, and Robert Wussler.

2. Ratification of selection of BDO Seidman as independent accountant.


                [_] FOR         [_] AGAINST


FOR except withheld from the following nominees:

------------------------------------------------


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Name:
     ---------------------------------------

Number of Shares Held:
                      ----------------------





SIGNATURE(S)                            DATE
            ----------------------------    ------------------------

            ----------------------------


NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.